DSW INC.
RESTRICTED STOCK UNITS AGREEMENT

This Agreement is entered into in Franklin County, Ohio. On the Grant Date, DSW Inc., an Ohio corporation (the “Company”), has awarded to Awardee Restricted Stock Units (the “Restricted Stock Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to Awardee as set forth herein. The Restricted Stock Units have been granted pursuant to the DSW Inc. 2005 Equity Incentive Plan, as amended (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Stock Units Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.
1. Vesting. The Restricted Stock Units shall vest on the third anniversary of the Grant Date (the “Vesting Date”), subject to the provisions of this agreement, including those relating to the Awardee's continued employment with the Company or any Related Entity. Notwithstanding the foregoing, in the event of a Change in Control prior to Awardee's Employment Termination, the Restricted Stock Units shall vest in full.
2. Transferability. The Restricted Stock Units shall not be transferable.
3. Termination of Employment.
(a) General. Except as set forth below or as otherwise provided for in another agreement, if an Employment Termination occurs prior to the vesting of a Restricted Stock Unit, such Restricted Stock Unit shall be forfeited by Awardee.
(b) Death and Disability. If an Employment Termination occurs prior to the vesting in full of the Restricted Stock Units by reason of Awardee's death or Disability, then any unvested Restricted Stock Units shall immediately vest in full and shall not be forfeited.
(c) Retirement. If an Employment Termination occurs prior to the vesting in full of the Restricted Stock Units by reason of the Awardee's Retirement, then any unvested Restricted Stock Units shall immediately vest in full and shall not be forfeited.
4. Payment. Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 8) the Stock represented by such Restricted Stock Unit; provided, however, that in the event that such Restricted Stock Units vest prior to the applicable Vesting Date as a result of the death, Disability or Retirement of Awardee or as a result of a Change in Control, Awardee shall be entitled to receive the corresponding Stock from the Company on the date of such vesting.
5. Dividend Equivalents. Awardee's Restricted Stock Units will be credited with dividend equivalents at the same rate and at the same time dividends are paid on shares of Company Stock.
6. Right of Set-Off. By accepting these Restricted Stock Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by the Company or a Related Entity from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company or a Related Entity by Awardee under this Agreement.
7. No Shareholder Rights. Awardee shall have no rights of a shareholder with respect to the Restricted Stock Units, including, without limitation, Awardee shall not have the right to vote the Stock represented by the Restricted Stock Units.
8. Withholding Tax.
(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the Restricted Stock Units regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of Stock issuable pursuant to the Restricted Stock Units. The

Company does not commit and is under no obligation to structure the Restricted Stock Units to reduce or eliminate Awardee's tax liability.
(b) Payment of Withholding Taxes. Prior to any event in connection with the Restricted Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Awardee's acceptance of this Agreement constitutes Awardee's instruction and authorization to the Company to withhold on Awardee's behalf the number of shares from those Shares issuable to Awardee at the time when the Restricted Stock Units become vested and payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.
9. Governing Law/Venue for Dispute Resolution. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
10. Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties or such other material as the Committee or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its Designee and that any decision of the Committee or its Designee relating to this Agreement shall be final and binding unless such decision is arbitrary and capricious.
11. Prompt Acceptance of Agreement. The Restricted Stock Unit grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee's acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company's third-party equity plan administrator's web site, within 90 days of the Grant Date.
12. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit grant under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or to request Awardee's consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted stock unit grants and the execution of restricted stock unit agreements through electronic signature.
13. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
DSW Inc.
810 DSW Drive
Columbus, Ohio 43219

Attention: EVP & General Counsel
Facsimile: (614) 872-1475
All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.
14. Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Compensation Committee provides for greater benefits to Awardee with respect to vesting of the Award on Employment Termination, than provided in this agreement or in the plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Employment Termination by reason of such specified events shall supersede the terms hereof to the extent permitted by the terms of the plan under which the Award was made.

DSW INC.

By:	/s/Steven S. Prue
Name:	Steven S. Prue
Its:	Sr. Director, Compensation & Benefits

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company's most recent annual report to shareholders and other communications routinely distributed to the Company's shareholders, and a copy of the plan description (Prospectus) dated May 21, 2009 pertaining to the Plan; (b) accepts this Agreement and the Restricted Stock Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; (d) represents and warrants to the Company that he or she is purchasing the Restricted Stock Units for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Stock Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (e) agrees that no transfer of the Stock delivered in respect of the Restricted Stock Units shall be made unless the Stock have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

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